Exhibit 99.1

Royal Gold Provides Update on Pascua-Lama

DENVER, COLORADO. JULY 1, 2013: Royal Gold, Inc. (NASDAQ:RGLD; TSX:RGL, “Royal Gold”) announced that Barrick Gold Corporation (“Barrick”) provided an update on June 28, 2013, regarding its Pascua-Lama project in Chile and Argentina. Royal Gold holds a 0.78% to 5.23% sliding scale net smelter royalty on the Chilean side of the Pascua-Lama project and is not responsible for capital costs or other costs of the project.

Barrick announced that it has submitted a plan, subject to review by Chilean regulatory authorities, to construct the project's water management system in compliance with permit conditions for completion by the end of 2014, after which Barrick expects to complete remaining construction works in Chile, including pre-stripping. Barrick intends to re-sequence construction of the process plant and other facilities in Argentina in order to target first production by mid-2016 (compared to the previous schedule of the second half of 2014).

Barrick said it now expects to reduce capital expenditures at Pascua-Lama for 2013 by approximately $700-$800 million to $1.8-$2.0 billion, and for 2014 by approximately $0.8-$1.0 billion to approximately $1.0-$1.2 billion.

Barrick also indicated that it is awaiting a decision from the Copiapo Court of Appeals with respect to a constitutional rights protection action filed in September 2012 on behalf of four indigenous communities seeking an order suspending construction of the project in Chile.

In their announcement, the CEO of Barrick stated that “This mine has significant and strategic value for Barrick shareholders and the project's host jurisdictions of San Juan Province, Argentina and the Atacama Region of Chile.”

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s portfolio consists of 204 properties on six continents, including interests in 36 producing mines and 21 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding the timing of initial production from and capital costs related to Barrick’s Pascua-Lama project. Factors that could cause actual results to differ materially from such forward-looking statements include, among others, Barrick’s ability to bring the project into production on time and with capital costs in accordance with its revised budget, the outcome of legal and regulatory proceedings regarding the project, precious metals prices, economic and market conditions, as well as other factors described in our Annual Report on Form 10-K, and other filings with the SEC. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.